Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208324, 333-126958, 333-140042 and 333-170395 on Form S-8 and on Registration Statement Nos. 333-211968 and 333-208065 on Form S-3 of our report relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and its subsidiaries (collectively, the “Company”) dated September 12, 2018 (December 6, 2018, as to the effects of the restatement discussed in Note 1, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1), and our report relating to the effectiveness of the Company’s internal control over financial reporting dated September 12, 2018 (December 6, 2018, as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised), which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of the Company for the year ended June 30, 2018.

/s/ Deloitte & Touche
Registered Auditors
Johannesburg, South Africa

December 6, 2018

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients and Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *KL Hodson Corporate Finance *TJ Brown Chairman of the Board

A full list of partners and directors is available on request	*Partner and Registered Auditor